Barry L. Friedman, CPA
                                        1582 Tulita Drive
                                        Las Vegas, Nevada 89123


                                           February 10, 2000

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen,

      I was previously the principal accountant for JobSort, Inc. (the "Company") and reported on the consolidated financial statements of the Company for the periods ended February 12, 1999. Effective February 9, 2000, my appointment as principal accountant was terminated.

I have read the Company's statements included under Item 4 of its Form 8-K dated February 9, 2000, and I agree with such statements, except that I am not in a position to agree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors or that G. Brad Beckstead, CPA was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

                                   Very truly yours,

                                   /s/Barry L. Friedman, CPA